February 10, 2016

CONSENT OF THORSTEINSSONS LLP

We have acted as special Canadian tax counsel to Nautilus Minerals Inc. (the “Company”) in connection with the rights offering by the Company described in the registration statement on Form F-7 (the “Registration Statement”) filed with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended. We hereby consent to the references to our name and the inclusion of our opinion in the Registration Statement.

We also consent to the reference to us under the heading “Interest of Experts” in such Registration Statement.

Yours truly,

THORSTEINSSONS LLP

Per:  /s/ Richard B. Wong
              Richard B. Wong